UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 28, 2021

________________________________

CAPRICOR THERAPEUTICS, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-34058	88-0363465
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8840 Wilshire Blvd., 2nd Floor, Beverly Hills, CA (Address of principal executive offices)	90211 (Zip Code)

(310) 358-3200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.001 per share	CAPR	The Nasdaq Capital Market

Item 1.01. Entry into a Material Definitive Agreement.

Exclusive License Agreement

On April 28, 2021, Capricor, Inc. (“Capricor”), a wholly-owned subsidiary of Capricor Therapeutics, Inc., a Delaware corporation (the “Company”), entered into an Exclusive License Agreement (the “License Agreement”) with Johns Hopkins University (“JHU”) for its co-owned interest in certain intellectual property rights related to exosome-mRNA vaccines and therapeutics The License Agreement provides for the grant of an exclusive, world-wide, royalty-bearing license by JHU to Capricor, with the right to sublicense, in order to conduct research using the patent rights and know-how and to develop and commercialize products in the field using the patent rights and know-how.

Pursuant to the License Agreement, JHU was paid an upfront license fee of $10,000 and Capricor has agreed to reimburse JHU for certain fees and costs incurred in connection with the prosecution of certain patent rights. Additionally, Capricor is required to meet certain development milestones for which a milestone payment fee shall be due and is obligated to pay low single-digit royalties on sales of royalty-bearing products as well as a double-digit percentage of any non-royalty consideration received from any sublicenses. The above-mentioned royalties are subject to reduction in the event Capricor becomes obligated to pay royalties on one or more third party patents as a requirement to make or sell a licensed product. In addition, Capricor will, beginning with the third year of the License Agreement, be obligated to pay JHU a minimum annual royalty which is non-refundable but will be credited against royalties incurred by Capricor for the year in which the minimum annual royalty becomes due.

The License Agreement will, unless sooner terminated, continue in each country until the date of expiration of the last to expire patent included within the patent rights in that country, or if no patents issue, then for 20 years. The License Agreement may be terminated by Capricor upon 90 days’ written notice in its discretion and with 60 days’ notice with respect to any particular patent or application or as to any particular licensed product. The License Agreement may also be terminated by either party if it fails to perform or otherwise breaches any of its obligations and fails to cure such breach within a 60-day cure period commencing upon notice. A material breach by Capricor may include (a) a delinquency with respect to payment or reporting; (b) the failure by Capricor to timely achieve a specified milestone or otherwise failing to diligently develop, commercialize, and sell licensed products throughout the term of the License Agreement; (c) non-compliance with record keeping or audit obligations; (d) voluntary bankruptcy or insolvency of Capricor; and (e) non-compliance with Capricor’s insurance obligations.

The foregoing summary of the License Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the License Agreement. A copy of the License Agreement will be filed with the Securities and Exchange Commission (the “SEC”) as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2021 (the “Form 10-Q”) or via an amendment to this Current Report on Form 8-K. Certain terms of the License Agreement have been omitted from this Current Report on Form 8-K and will be omitted from the version of the License Agreement to be filed as an exhibit to the Form 10-Q or via an amendment to this Current Report on Form 8-K pursuant to Item 601(b) (10) of Regulation S-K because such terms are both (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

On April 29, 2021, Capricor Therapeutics issued a press release announcing the entry into the Exclusive License Agreement. A copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release, dated April 29, 2021, announcing the entry into an Exclusive License Agreement, by and between Capricor, Inc. and Johns Hopkins University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CAPRICOR THERAPEUTICS, INC.

Date: April 30, 2021	By:	/s/ Linda Marbán, Ph.D.
Linda Marbán, Ph.D.
Chief Executive Officer